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                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C. 20549


                                 FORM 8-K


                              CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)               APRIL 24, 1996



                     PROTECTIVE LIFE CORPORATION
     (Exact name of registrant as specified in its charter)


         Delaware                       1-12332                 95-2492236
(State or other jurisdiction     (Commission File Nnumber)     (IRS Employer
   of incorporation)                                       Identification No.)


     2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA                35223
     (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code         (205) 879-9230


                                     N/A
          (Former name or former address, if changed since last report.)

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     Item 5.   OTHER EVENTS.



   On April 24, 1996, Registrant issued a press release with respect to its earnings which is attached hereto as Exhibit A.













                       SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        PROTECTIVE LIFE CORPORATION


                                        BY/s/Jerry W. DeFoor
                                        Jerry W. DeFoor
                                        Vice President and Controller

Dated:   April 24, 1996

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                                                            Exhibit A



April 24, 1996


FOR IMMEDIATE RELEASE


                         PROTECTIVE LIFE CORPORATION ANNOUNCES EARNINGS


Protective Life Corporation (NYSE: PL) announced first quarter results today. The Company's operating income, which excludes realized investment gains and related amortization, was $.73 per share in the 1996 first quarter, a 16% increase over the $.63 per share last year.

Consolidated net income for the first quarter of 1996 was $21.1 million or $.73 per share, compared to $19.0 million or $.69 per share reported for the 1995 first quarter. Prior period results have been restated to reflect a two-for-one stock split on June 1, 1995.

At March 31, 1996, the Company's assets were $7.6 billion. Stockholders' equity per share was $16.88 (excluding $.18 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending March 31, 1996 was 17.6%. (Average equity excludes the effect of unrealized losses on stockholders' equity.)